Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Kite Realty Group Trust for the registration of $500,000,000 of securities which may be offered in the future and to the incorporation by reference therein of our report dated March 24, 2005 with respect to the financial statements and schedule of Kite Realty Group Trust and its predecessor, Kite Property Group, included in its Annual Report (Form 10-K) for the year ended December 31, 2004, and our report dated April 15, 2005 with respect to the Combined Statement of Revenues and Certain Expenses of Plaza Volente and Indian River Square included in its Current Report (Form 8-K) dated August 16, 2005 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, Indiana

August 16, 2005